Exhibit 1.b

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION OF

NUVEEN ARIZONA PREMIUM INCOME MUNICIPAL FUND, INC.

1.	The name of the corporation is Nuveen Arizona Premium Income Municipal Fund, Inc. (the “Company”).

2.	The amendment adopted is an amendment to the Company’s Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Stock, Series TH (the “Statement”), which is a part of the Company’s Articles of Incorporation.

3.	Such amendment was adopted by the Board of Directors of the Company on October 19, 1993, pursuant to Section 302A.402. Subdivision 3 of the Minnesota Business Corporation Act, and the amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the division or combination exceeding the percentage of authorized shares that were unissued before the division or combination.

4.	Such amendment shall be effective as of the close of business on January 6,1994.

5.	The following portions of the Statement are hereby set forth in their amended form as follows:

a.	Paragraph FIRST, Line 7 of the Statement shall read in its entirety as follows: “$25,000 per share, having such designation or designations as to series as is set”

b.	Definitions, Paragraph (ii) of the Statement shall read in its entirety as follows: “(ii) “Liquidation Preference,” with respect to a given number of shares of MuniPreferred, means $25,000 times that number.”

c.	Definitions, Paragraph (iii), Line 4 of the Statement shall read in its entirety as follows: “$25,000 (plus the product of the number of shares of any other series of Pre.”

d.	Part I, Section 2, Subparagraph (c)(ii), Line 9 of the Statement shall read in its entirety as follows: “other Dividend Periods, and applying the rate obtained against $25,000.”

e.	Part I, Section 11, Subparagraph (a)(i), Line 6 of the Statement shall read in its entirety as fallows: “share equal to the sum of $25,000 plus an amount equal to accumulated but”

f.	Part I, Section 11, Subparagraph (a)(i), Line 10 of the Statement shall read in its entirety as follows: “redemption fewer than 500 shares of such series remain outstanding; (2) unless”

g.	Part I, Section 11, Subparagraph (a)(iv), Line 9 of the Statement shall read in its entirety as follows: “the sum of $25,000 plus an amount equal to accumulated but unpaid dividends”

h.	Part I, Section 11, Subparagraph (b), Line 2 of the Statement shall read in its entirety as follows: “price equal to $25,000 per share plus accumulated but unpaid dividends”

i.	Appendix A, Section 1, Lines 1 and 2 of the Statement shall read in their entirety as follows: “Series TH: A series of 1,200 shares of Preferred Stock, par value $.01 per share, liquidation preference $25,000 per share, is hereby designated “Munici-”

j.	Appendix A, Section 2 of the Statement shall read in its entirety as follows: “The number of authorized shares constituting Series TH MuniPreferred is 1,200.”

k.	Appendix A, Section 12, Line 38 of the Statement shall read in its entirety as follows: “amount determined in (b) above by $25,000.”

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company has executed these Articles of Amendment this 3rd day of January, 1994.

NUVEEN ARIZONA PREMIUM INCOME MUNICIPAL FUND, INC.

By:	/s/ Gifford R. Zimmerman
Gifford R. Zimmerman,
Vice President and Assistant Secretary